Exhibit 99.3

Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR Rheumatology Commercialization Update Call)

June 14, 2012

MANAGEMENT DISCUSSION

Operator: Good day, ladies and gentlemen, thank you for standing by. Welcome to Questcor Rheumatology Commercial Plan Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. This conference is being recorded today, Thursday, June 14, 2012.

I would now like to turn the conference over to Doug Sherk of EVC Group. Please go ahead, sir.

Doug Sherk

Thank you, operator, and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceuticals conference call to discuss Questcor’s Initial Commercialization Plans for Acthar’s Rheumatology Indications.

This afternoon, after the market closed, Questcor issued a news release outlining these launched plans. The release is posted on the company’s website at www.questcor.com. Today’s call is also being broadcast live via the webcast, which is also available at the Questcor website. A slide presentation will accompany today’s remarks by management.

To access both the webcast and the presentation slides, go to Questcor’s website at www.questcor.com. Click the Investor Relations link and then click on Events and Presentations. If you are listening to the call today via telephone, to review the accompanying presentation slides navigate to the live webcast at www.questcor.com, then choose the audio slides only option to review the slides in conjunction with the live conference call.

There will be a replay of this call which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, management will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-Q and 10-K, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

I would also like to note that the information included in today’s news release and on this call are from a case series of five patients and not from a randomized controlled clinical trial. During the question-and-answer session today, please keep your questions to two. And then, we will re-queue you for additional questions.

Now, please let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey

Thanks, Doug. Good afternoon, everyone. With me today are members of our management team including Steve Cartt, Chief Operating Officer. We are very pleased to have a guest speaker with us today, Dr. Todd Levine. Dr. Levine is the Author of the Peer-Reviewed Paper published earlier this week on the clinical use of Acthar in the treatment of polymyositis and dermatomyositis.

As many of you may know polymyositis and dermatomyositis are both FDA approved on-label indications of our main product Acthar.

After our prepared remarks, we will take your questions. As you likely know, Acthar has stable sales in infantile spasms and increasing sales in both nephrotic syndrome and multiple sclerosis. These three indications are among the 19 indications on the FDA approved label for Acthar.

We believe that many of the other on-label indications offer the potential for Acthar to help an increasing number of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. And we believe that these markets together form a several billion dollar market opportunity. Our strategy is straightforward. Grow sales in nephrotic syndrome, MS and IS, while exploring the commercial potential of these other on-label indications.

So today, like we did last year with nephrotic syndrome, we are presenting our initial plan to pursue the commercial opportunity for Acthar in multiple on-label rheumatology indications for Acthar. We will be focusing on five key Acthar rheumatology indications that are of particular interest.

As noted in today’s press release, Acthar’s rheumatology indications include the use of Acthar as adjunctive therapy in: psoriatic arthritis, rheumatoid arthritis, juvenile rheumatoid arthritis and ankylosing spondylitis. Acthar is also approved by the FDA as acute or maintenance therapy in selected cases of systemic lupus erythematosus and a condition called systemic dermatomyositis or polymyositis.

Rheumatology is an area of medicine having very high unmet need. Each of these conditions can be difficult to treat, and if not treated successfully, serious health issues can develop. In each of these indications, we believe Acthar has the potential to help patients who do not respond adequately to, or experience problematic side effects from, current treatments.

Each of these conditions has a significant patient population and we believe the entire rheumatology opportunity for Acthar represents a multibillion-dollar opportunity. The chart on your screen shows the estimated U.S. patient population and our estimated target patient populations for Acthar in each of these indications.

With the planned launch of our pilot selling effort in mid-July, our rheumatology sales force will focus on educating rheumatologists on the potential for Acthar to help patients who suffer from polymyositis and dermatomyositis.

With the publication of Dr. Levine’s article in the journal, Drug Design, Development and Therapy, we now have some information on patient experience in these conditions that we can share with doctors.

Going forward, we expect to fold in promotional efforts on Acthar’s other rheumatology-related indications as we are able to collect data in each of them. Because they are the initial focus of our pilot selling activities in rheumatology, polymyositis and dermatomyositis, or PM/DM, will be the principal topic for today’s call.

Steve Cartt will review our commercial plans in more detail shortly. But first, I would like to introduce a special guest and the author of the publication that came out earlier this week on Acthar in the treatment of PM/DM, Dr. Todd Levine.

Dr. Levine is Co-Director of the Neurophysiological – Neurophysiology Department at Banner Good Samaritan Medical Center, Assistant Professor at the University of Arizona in Neurology, and a Member of Phoenix Neurological Associates.

Dr. Levine conducted the retrospective case review of Acthar treatment in five patients who had previously failed multiple steroid and immunosuppressant treatment regimens. He has graciously agreed to take time out of his very busy neurology practice today to help educate all of us a bit on these two rare neuromuscular disorders, and talk about his experience using Acthar in the treatment of DM and PM.

During the latter part of the call today, there will be ample time to ask Dr. Levine questions that you may have. But we ask that following the call, you respect the fact that Dr. Levine is extremely busy, so please do not call or email him for one-on-one discussions; if you have further questions please contact us.

With that brief introduction, I’ll turn the call over to Dr. Levine. Please go ahead.

Todd Levine, MD

I want to thank all of you for joining me today and try to go over a little bit of information about both dermatomyositis and polymyositis. These are both somewhat rare neuromuscular diseases, but they are still diseases that most neurologists and most rheumatologists will see throughout a given week or throughout a given month. These are autoimmune diseases, which mean that a patient’s immune system rather than fighting bacteria and viruses actually starts to attack their muscles.

In polymyositis that attack is primarily constrained just to the muscles alone, but in dermatomyositis patients can have other organ systems involved. So, typically they get a very severe skin rash as well. They can also have involvement of the lungs and the gastrointestinal tract causing problems with their colon and digestion.

These patients are really treated by one of two groups. They can be treated by rheumatologists or neurologists and are about equally split. Most of the neurologists like myself that treat myositis patients are really the neurologists that specialized in nerve and muscle diseases and then most general rheumatologists or specialists in rheumatology will also treat these diseases.

These are very difficult diseases to treat in a large percentage of the patients and as they cause progressive weakness, the patients can become wheelchair-dependent, can start to impact their ability to perform their activities of daily living and their quality of life and in severe cases can even lead to death of the patient.

Currently, the mainstay of treatment for these patients is to begin with some form of corticosteroids. I’d estimate about 50% of patients will have a good response to corticosteroids, although some of those patients will have varying tolerance side effects. In the half of patients who don’t have enough of a response to steroids, we really have a lack of other options to treat these patients with.

So other than corticosteroids and Acthar there are no FDA indicated drugs to treat this disease. Therefore, we tend to rely on our clinical experience, which involves a combination of immunosuppressant drugs, many of which can have severe and in some cases life-threatening side effects. We use a lot of intravenous gamma globulin which is very expensive and lately people have begun to use a monoclonal antibody called rituximab.

Even with all of those therapies, many of these patients are still refractory and do not get back to a normal strength level. And at the moment, there are no absolute studies that compare any of the therapies to know which has better efficacy. I became interested, as somebody who treats a large number of myositis patients, in a small subset of patients that were very refractory to therapies. And as we start to go through the different options of immunosuppressants, IVIG, steroids, rituximab and so forth, even with all of those therapies, I had a number of patients that were still refractory. And over the past two or three years, I was able to treat several of these patients with Acthar and had very promising results.

The paper that was just published reports five cases of refractory dermato or polymyositis that I treated with Acthar. All of these patients definitely are categorized as very refractory patients and they either had difficulty tolerating their therapies or their therapies were not enough to achieve enough of a remission.

All the patients had had muscle biopsies that confirm the diagnosis of dermato or polymyositis and prior to starting Acthar all of the patients have been stable for 60 days, so that the effects that I saw hopefully were due to the Acthar alone and not to a cumulative effect of their other medications.

And one of the things that’s really important about treating this disease again is the disease primarily causes muscle weakness. So although there are a lot of outcome measures, what I really was looking for was whether or not we improved the patient’s muscle strength. That was assessed through something called manual muscle testing and then also just making sure that it really made a difference in terms of a patient’s quality of life. So that they could walk better, stand better, use their arms better. When you see the results of these patients, it’s really relatively straightforward. We’re not really just looking for a subjective improvement.

Prior to this paper there was no clear evidence on how the drug should be dosed, so I’d love to tell you that I had really good scientific evidence as to how I dosed it, but basically, I tried to use what had been used in some of the MS literature before, but the difference with these patients compared to using Acthar for MS is that these patients are going to need the therapy for much longer.

So in these patients I dosed 80 units of Acthar, in most of the patients twice a week and one patient once a week and the initial outcome was assessed at 12 weeks. The idea was after 12 weeks of therapy the patients either should have improved or not. Two of the patients actually remained on their therapy beyond the 12 weeks, so that they were improving and one patient actually now has been on therapy for nine months and done very well with that therapy.

All five of the patients that are reported in the paper showed significant clinical improvement. And again what I’m trying to get at here is not so much just a little subjective improvement, but actually that their muscle strength improved. Three of the patients that had dermatomyositis, all had skin involvement and those patients, the skin involvement with this disease got better, which meant rash and in some cases even getting so severe they have ulcers on the digits and those improved.

Their activities of daily living improved. Three of the patients who required some assistance meaning, cane or walker with walking were able to ambulate independently after treatment. And then one patient who actually couldn’t walk was able to return to work after the three months of therapy.

One of the nice things about the therapy so far in the patients I’ve seen is that there really were no significant side effects. So unlike treating with corticosteroids or immunosuppressants, I had not seen any change in the hemoglobin A1c in these patients and all of the patients actually reported an improved quality of life as opposed to having significant side effects from the medication.

These patients were not done as part of a randomized, double-blind placebo controlled trial and because Acthar has the indication for poly and dermatomyositis, it actually has been very straightforward in terms of just getting the drug approved through their regular insurance company and has not required anything special in terms of doing that.

So I thought what I would do is just take you briefly through one of the cases that was reported in the paper, so you’d have a sense of what this disease does to patients. This is a patient that I began treating in 2004. She initially presented with evidence of muscle weakness and was initially treated with a combination of IVIG, cyclosporine and rituximab. And then from 2006 to 2007 she was maintained IVIG and cyclosporine and then did well.

At that point, she was having a little more weakness and so we added Imuran or azathioprine to her treatment regimen. And to be sure that her treatment was still – or her disease was still active, we did an MRI scan of the leg that showed active inflammation. At that point she was re-challenged with rituximab because of the progressive weakness, but she did not show any improvement.

At that point the patient was started on Acthar, the 80 units twice a week for 12 weeks. I didn’t have any ramping up or titration off, so once the patient was done with the 12 weeks that was stopped. The patient did very well with the Acthar therapy. It was given in conjunction with IVIG and the Imuran.

And after 12 weeks, she had a significant improvement in her strength. So her strength went from a three out of five in many muscle groups, which means that she could barely go against gravity, to four plus out of five, which means almost normal, five out of five being normal.

Her muscle enzymes which were elevated and are evidence of active muscle disease went from, again being elevated at 800 down to normal at 100. So she had a very nice response to the Acthar.

Six months after that, she again began to experience muscle weakness, so during that six months she was maintained on the IVIG and Imuran but I’d used the Acthar only for three months. I then tried another immunosuppressive agent called tacrolimus for a six-month period, but she had no improvement with that. Those of you who are familiar with that drug, that’s a drug that has very severe side effects, so we stopped after six months.

The patient was then given a second course of Acthar therapy, this time 80 units once a week. After 12 weeks the patient said she clearly felt better and her muscle strength was improved, but she actually says herself, I just don’t feel as good as I did when I was taking the medication twice a week. And therefore I increased the medication to 80 units twice a week.

She’s now been on that for, I think at this point, nine months and is basically back to normal strength. She has just a mild degree of weakness in her proximal leg, but she is back to work, she is walking normally and doing all of her activities of daily living. We followed monthly hemoglobin A1c’s on her and those have not changed at all. In fact, they are very normal and her muscle enzymes have remained normal and again she is back to walking independently.

Don Bailey

Thank you Dr. Levine. I think that overview will be very helpful to our investors. I’ll now turn the call over to Steve Cartt, our Chief Operating Officer, to talk about our current thinking regarding the potential commercial opportunity for Acthar in rheumatology, as well as our initial commercial plans in this important new market. Then we will turn the call over to questions and Steve will moderate the Q&A session.

Stephen Cartt

Thanks, Don. Dermatomyositis and polymyositis are rare orphan neuromuscular disorders. The market opportunity for Acthar in DM/PM is significant due to the high unmet need that exists for additional treatments. It is estimated that there are about 66,000 DM and PM patients in the U.S. This is based upon the published prevalence rate of 21.5 cases per 100,000 population for all subtypes of dermatomyositis and polymyositis, which is set on the key epidemiological study in DM/PM.

Findings from a separate survey that we commissioned involving 192 physicians that treat DM and PM support this estimate. Patients diagnosed with DM or PM are frequently treated with steroids, but are often treated with other therapies such as cytotoxic agents, CellCept or Rituxan.

Our survey findings indicate that around 26,000 of the 66,000 total patients or about 40% either don’t adequately respond to these currently used treatments or experience problematic side effects from these treatments or both. In these 40% of DM/PM patients, Acthar may represent a helpful additional treatment option. Based on the most frequently used dosing regimen of 80 units twice per week for 12 weeks in Dr. Levine’s case series, we estimate approximately five vials of Acthar will be the typical requirement per patient and by Dr. Levine’s experience, some patients may even require a longer treatment regimen.

Now, I will discuss our initial commercialization plans for rheumatology. We are going to initiate a pilot effort in rheumatology similar to the pilot programs that we conducted in MS in 2008 and in nephrology just last year. We plan to start the pilot rheumatology selling effort in mid-July with an initial focus on DM and PM. We have now hired a national sales director and two regional sales managers, and we’re progressing rapidly in the hiring of 12 high caliber sales reps with significant rheumatology experience.

This dedicated team will educate rheumatologists about Acthar, as well as go through the process of learning what it will take for us to be successful with Acthar in this market. Much like the pilot effort with five sales reps in the nephrology last year, this pilot effort in rheumatology is designed to assess the level of demand and to fine-tune our sales messages and overall commercial plans.

We will evaluate the results from this pilot effort over two to three quarters and then consider the potential to build a full rheumatology sales force for DM/PM and our other rheumatology indications.

While this pilot clearly has similarities to last year’s nephrology pilot selling effort, which succeeded very quickly, there are important differences. With nephrology, we had been working with doctors for nearly three years before we began a pilot commercial effort. In rheumatology, it’s only been a few months so far, so we are at a much earlier stage of developing this market.

In addition to the pilot rheumatology selling effort, over the coming months, we will be evaluating the potential rollout in late 2012 of a DM/PM selling effort by Questcor’s current neurology sales force to 1,000 neurologists specializing in neuromuscular disease. It is worth noting that our neurology reps already call on some of these same neurology practices.

Furthermore, Questcor will support creation of a patient registry to help build a database of experience for Acthar in the treatment of DM/PM. And we are also actively working to help gather clinical data with Acthar and the other on-label rheumatology indications including lupus, rheumatoid arthritis, and psoriatic arthritis.

While DM/PM will be the initial focus of our pilot rheumatology sales force, we believe that with Acthar also being FDA approved for the treatment of lupus, RA and psoriatic arthritis, a total of five Acthar indications related to rheumatology could become commercially viable within the next 24 months as we gather data and gain experience selling in the rheumatology market.

Each of these five FDA approved on-label Acthar indications appear to have strong revenue potential due to high unmet medical need. The commercialization of each of these indications has the potential to make a meaningful financial contribution to Questcor and add to shareholder value.

Operator, you may now open up the call to questions.

QUESTION AND ANSWER

Operator: Thank you. [Operator Instructions] Our first question comes from David Amsellem of Piper Jaffray. Your line is now open.

<Q – David Amsellem – Piper Jaffray, Inc.>: Thanks. I have a couple of questions, one for Dr. Levine and one for Don. I’ll start with my question for Dr. Levine. You mentioned in the case you’re discussing that tacrolimus and also azathioprine as immunosuppressants that you used. I was wondering if you had experienced with other immunosuppressants like CellCept and cyclophosphamide, are those agents effective at all, what kind of toxicity profile do those agents have? And is – in other words, are there other immunosuppressants that you haven’t tried that could be used ahead of Acthar? Thanks.

<A – Todd Levine – Banner Good Samaritan Medical Center>: Sure. So the answer is that because there isn’t really a go-to-drug after typical corticosteroids that the rheumatology and neurology community use every immunosuppressants that we have available. And what’s really lacking is some type of good treatment algorithm for where to start. So, yes, I absolutely use Imuran, CellCept, cyclosporine, basically anything you could name– we all tend to use.

It’s difficult again because we just don’t really know which is better or worse. Most of the immunosuppressants do weaken the person’s immune system and so you have a risk of infection and other complications from that.

Most of them get metabolized through the kidney and the liver. So drugs like cyclosporine, you have to follow blood tests very frequently. Make sure that you are not getting a patient toxic on it. If patients have pre-existing kidney or liver disease, then they are not medications that you can use in that setting. But, yes, we do use basically a host of immunosuppressive drugs at times. And I think what’s missing is really trying to understand, which is the most effective and what order they should be used in.

<Q – David Amsellem – Piper Jaffray, Inc.>: Okay. That’s helpful. My question for Don is you’ve talked about lupus in the past. You didn’t really mention it prominently here. I guess the question here is can you comment on your plan for lupus going forward, and I guess more specifically given the growing in the nephrotic syndrome, does it stand to reason that you would explore lupus nephritis as a core expansion opportunity, especially if there is evidence that emerges – more evidence that emerges that Acthar could have a kidney protective effect. What are your thoughts there?

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: Well, we definitely still view lupus as a very – a high potential opportunity for Acthar and we’ll be pursuing that. I’ll let Steve give a little bit more color in just a second, and the same with lupus nephritis here, that’s definitely square in the crosshairs of our activity. So, Steve, can you give just a little bit more color on lupus?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah. We’re definitely interested, as Don said, in lupus and we’re in the process of working to gather data there, but as we are involved in working to do so, we came across Dr. Levine. We were talking to him about some other things. And at that point, he mentioned he had been using Acthar with nice success in DM/PM and had data in there.

So that was an area we really hadn’t initially been looking at as closely, but when he shared his findings from his case series with us a few months ago, we got very, very excited and effectively DM/PM has leapfrogged over lupus. Lupus is still very interesting to us. We’re still actively working to gather data, but this has just moved the timeline up given that we actually had some data on hand, we just didn’t know it yet, in DM/PM.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: So the – this pilot sales force – this 12 people, they will be pursuing PM/DM and lupus and the other on-label conditions.

<Q – David Amsellem – Piper Jaffray, Inc.>: Okay, thanks.

Operator: Thank you. Our next question comes from Mario Corso of Caris & Co. Your line is now opened.

<Q – Mario Corso – Caris & Co., Inc.>: Yes. Thanks very much for taking my question. I also have one for Dr. Levine and then one for either Don or Steve. In terms of the myositis question for Dr. Levine, now having a body of data in a handful of patients and when you think about rheumatologists out there, how do you see them using Acthar in an algorithm now? Is it something that you think they’ll be trying post an initial steroid regimen? And, interestingly also maybe you were surprised by the fact that Acthar was effective on top of a maintenance regimen of steroids? And, then secondarily, for either Don or Steve, so when we think about other indications, do you have a sense of what will be next after myositis. Is it lupus? Is it RA? Just wondering if you have a good time order sequence of things right now. And, then the 12 reps I assume will be marketing for myositis, and as well, will they be actively mentioning the label and lupus and rheumatoid arthritis at the outset? Thanks a lot.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah. Thanks, Mario. Let me answer the commercial questions, and I’ll hand it over to Dr. Levine to comment. So, as far as other indications, what’s next after DM/PM? We have lupus, RA., and psoriatic arthritis really clearly in our crosshairs. They’re all, of course, FDA approved on-label indications for Acthar right now. We’re in the process – like in lupus, we’re in the process with RA and psoriatic arthritis to lay out a plan to pull some data together to actually gather some patient experience with Acthar in those conditions and specifically in the target type of patient population in each of those where we think Acthar can really play an important role. So, those three are really next. DM/PM, we have a small set of data. We’ll be looking to collect more data through support of a patient registry for Acthar in DM/PM. And – so I would expect, like I mentioned earlier on the call that over the next couple of years we’re going to be collecting data in all four – or actually all five of these indications. And, as we get data and some experience in the clinic, we’ll be rolling them out one by one to our sales force.

<A – Todd Levine – Banner Good Samaritan Medical Center>: Yeah, this is Todd Levine again. So, I think the algorithm is an excellent question – actually both of your questions are excellent questions. I think that everyone will start with corticosteroids. So, there is the indication there for corticosteroids; it’s what we’ve done traditionally for decades now. So, I think that Acthar certainly doesn’t come before the use of traditional corticosteroids. I think the question becomes after that where does it fall? Is it second, third, or fourth? And, like with most new therapies and like with the patients that I published in the paper, when you have something new, it tends to start fourth or fifth down the list. But, then as people become more familiar with it and more comfortable with it, it starts to move forward. I think one of the things that’s interesting to me is just as we’ve begun to talk to some of the doctors around the country, everybody has a few of these very refractory patients sitting around and they just don’t have anything really to offer them. And so that’s what we really want to try to capture in this registry. So, I think as those patients are treated and if the data bears out what the first few patients have shown and it’s effective, I think it will slowly move up in the order. The other nice thing, obviously, is that as physicians become aware of the fact that Acthar has the indication for PM and DM, it’s also a lot easier to get it covered by insurance companies and some of these other more – some of these other equally expensive therapies like IVIG.

And, then the second part of your question is very interesting and I think it speaks to the fact that several of these patients were on corticosteroids and still responded to Acthar and what that really starts to speak to is the fact that there may be mechanisms that are anti-inflammatory in the Acthar product that are separate from just promoting corticosteroid production in the patients. So, either the other products contained in there like MSH or maybe other anti-inflammatory mechanisms that we’re not quite aware of, but it does speak to the fact that even in traditional corticosteroid resistant patients Acthar still showed a benefit.

Operator: Thank you. Our next question comes from Chris Holterhoff of Oppenheimer. Your line is now opened.

<Q – Chris Holterhoff – Oppenheimer Securities>: Thanks. Just a couple of commercial questions on my end. Just wondering how many of the 26,000 DM/PM patients that you stated are potential candidates for Acthar that you think you can reach with your pilot effort? And, what sort of metrics you’ll be looking at to decide whether or not to expand the rheumatology sales force?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Well, this is definitely going to be a learning exercise, much like the nephrotic syndrome pilot effort was a learning exercise in the first half of last year. So, part of what we will be learning is to how many reps we will actually need to cover the target audience in DM/PM and we will get some feel for that with this first group of 12. So, hard to tell up front how many of those DM/PM patients, 12 reps, and the doctors that treat them we’ll be able to cover overall. We’re planning to learn that as we go. It’s going to be a relatively small portion, obviously 12 people across the entire country will leave the vast majority of doctors uncovered by our sales force. But, we’ll learn a lot in the pilot. And, if we do reach a point over the first two or three quarters that we think based on the revenue generation of these 12 reps that we want to expand, we’re very confident based on our past history in MS and NS we can do that pretty quickly.

<Q – Chris Holterhoff – Oppenheimer Securities>: Sure, okay. And, just as a follow-up, just wondering what your preliminary thoughts are on how many reps you might move from the MS effort to the rheumatology effort. And, then if we should read anything into this about your thoughts on your ongoing effort in MS?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah, I doubt we would move any MS reps over to a pure rheumatology effort. We had one or two reps move to nephrology from MS but the vast majority stayed on MS. We may have one or two move from MS eventually if we do expand and build a full sales force, but we will be hiring new rheumatology experienced reps if we do expand and build a full rheumatology sales force. Now, having said that, there – we’ve identified that there are probably about 1,000 neuromuscular specialists in neurology and our reps are currently calling on a lot of those same offices. There is clearly going to be a few hundred that they’re not currently calling on. So, we would expect if things go well in this pilot over the next few quarters that we could roll out that 1,000 neurologists target audience to our current neurology sales force pretty easily.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: So, there wouldn’t be any diminution of the MS effort; it would be as long as the rep’s in that office, call on the neuromuscular people too.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: And, there is some overlap between MS and neuromuscular specialists, so Dr. Levine is an example of that. And, then you see other practices where one of the doctors may be the physician in the group that’s specializing in MS, and then his colleague down the hall could be the specialist in neuromuscular disease. So, getting to those offices with our current neurology sales force really won’t take much, if any, time away from the MS effort since they’re already in the same locale.

<Q – Chris Holterhoff – Oppenheimer Securities>: Got it. Thanks a lot for the added color there.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Sure.

Operator: Thank you. Our next question comes from Tim Chiang of CRT Capital. Your line is now opened.

<Q – Tim Chiang – CRT Capital Group LLC>: Hi, thanks. Dr. Levine, I had a question for you. Certainly, the case report looks very compelling. I wanted to ask you, given all the different treatments that you have been using, how much does cost play a role in what you decide to treat these DM/PM patients with? Do you think insurers will give physicians any resistance given the fact where Acthar is priced at today?

<A – Todd Levine – Banner Good Samaritan Medical Center>: Yeah, so you always try to balance, obviously, the cost with the efficacy and then with the side effects. So, in the extreme, prednisone is dirt cheap; Acthar is very expensive. So that’s an extreme example of the difference between those two. But, I think really you’re talking about that population of patients that don’t respond to corticosteroids. Once you’re past that population, a very typical standard option for people to use these days is intravenous gamma globulin. And, if you look at the yearly expense of keeping somebody on IVIG with the yearly expense of keeping somebody on Acthar, it’s really about the same ballpark. And, then the second part has been somewhat surprising to me. So, I certainly had that concern and wondered whether insurance companies would really balk at the idea of me putting these requests through. I think now I’ve either treated seven or eight and all of them go through incredibly simply. So, the fact that you have a drug in Acthar that has the

FDA indication and the fact that you go to the insurance companies after they failed a couple or three different treatment options has actually made it very straightforward to get it approved. And, in terms of patient co-pays, I’ve heard no complaints. So, I think that that’s going very well too. So, I don’t think the cost is out of the ballpark of what they would get if they got IVIG or a year-long course of even rituximab or something like that with all the infusion expenses.

<Q – Tim Chiang – CRT Capital Group LLC>: That’s really helpful, Dr. Levine. Maybe just one follow-up; how difficult is it to diagnose these patients with DM/PM would you say? I know the company is basically given a target – estimated target population of around 26,000 patients in the U.S. Is this a very well understood disease by rheumatologists would you say?

<A – Todd Levine – Banner Good Samaritan Medical Center>: Well, there certainly are misdiagnoses, and I’m sort of a referral center here in Phoenix, and I certainly see a number of patients that are misdiagnosed, not diagnosed, or over-diagnosed when they don’t really have it. One of the nice things about these two diseases is that, in essence outside of the progressive weakness and the blood tests that we use, you really do a muscle biopsy, and the muscle biopsy is the way we make the diagnosis. So, if you’ve got a patient with progressive weakness in most hands, both neurology and rheumatology, the patient would end up having a muscle biopsy. The muscle biopsy would be evaluated and say this is PM or this is DM, and therefore, you have the diagnosis. So, it’s not that misdiagnosis can’t happen, but you’ve got a relatively straightforward test in the muscle biopsy that allows you to know that that’s what a patient has. So, it’s not a big problem and I think most of these patients are identified.

<Q – Tim Chiang – CRT Capital Group LLC>: Okay, great. Thanks very much.

Operator: Thank you. Our next question comes from Yale Jen of ROTH Capital. Your line is now open.

<Q – Yale Jen – ROTH Capital Partners LLC>: Thank you for taking the questions and again I have two for each Dr. Levine and then for Don. For Dr. Levine I just like to get a sense of the other four patients that you published in the article that you could give a little bit summary in terms of overall compared to the case you presented this afternoon?

<A – Todd Levine – Banner Good Samaritan Medical Center>: Yeah, so in essence it’s pretty representative. So most of the patients have had the disease for several years and one of the things that happens with this disease and will be interesting to see what happens with Acthar is that patients can be relatively stable for a year or two, and then have kind of an exacerbation where things get worse.

The majority of the patients or patients that had gotten several different treatment options almost all got corticosteroids or intolerant of corticosteroids, the majority got IVIG. The majority got some other immunosuppressive agent like the CellCept or cyclosporine or Imuran. So really the patients were very refractory patients.

And then in all the patients again because we were trying something that’s a little different, the patients really had significant weakness that was making it difficult to walk or do their normal activities and in all five of the patients they really have marked improvement, in most of the patients, so this patient is the only one that’s gotten really extended therapy. In four of the five patients after the 12 weeks the disease was able to be treated with what they were on beforehand.

So basically we kind of suppressed the remission, got their disease back under control and then they were able to coast on their previous therapies. This one patient, who is a very difficult one, coasted for about six months and then got worse again and then when we gave her the Acthar again, she actually liked it so much really, she was the one that said she wanted to stay on it and although I was a little concerned about it, we’ve followed her closely and she’s done fantastic now for nine months and I don’t really have any plans to stop it as long as she continues to do well.

<Q – Yale Jen – ROTH Capital Partners LLC>: Okay, great. Thank you. And a question for Don is that, was there any other study ongoing at this moment regarding DM/PM as well as other indications that you may talk about?

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: So the main key here with DM/PM is going to be the registry. Do you want to talk just briefly a couple of sentences about the registry?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah. So, Yale, this will be basically capturing data from physicians that began treating patients, with either DM or PM as we go forward. And then we will build that database of experience, it’s likely like most registries to be a variety of patients, probably a lot of them on the dosage form that Dr. Levine has used, but other doctors may experiment, want to see how that – overall, how that goes, and the data we collect over time.

We would expect to do some analysis as we go on these registries going forward. And collect data over time from a variety of docs. Now we’ve had not just Dr. Levine but several other physicians who are experts in this field involved through our Advisory Board in developing the registry and designing it and that’s something we will be actively supporting going forward.

As far as the other conditions – well, at the moment we are not planning an additional DM/PM study, we’re just looking at the registry. In lupus where we moved quite far along and we are in the process of getting a study in lupus flares going and we are just at the very beginning in RA and psoriatic arthritis to get something similar.

So, fortunately, these are not going to be long-term multi-year trials or treatment of flare situations in each of these diseases. And we’re going to be looking at collecting data over the next 18 months. Hopefully, we can get the lupus one enrolling quickly and completed as fast as we can.

Operator: Thank you. Our next question comes from Biren Amin of Jefferies. Your line is now opened.

<Q – Biren Amin – Jefferies & Co., Inc.>: Hey, guys, thanks for taking my question. I guess first for Dr. Levine. I read through the case series study that you published and I see that two of your patients were refused reimbursement. One, specifically for methylprednisolone and another for Rituxan, can you discuss I guess the reasons why insurers deny for reimbursement for both of these patients?

<A – Todd Levine – Banner Good Samaritan Medical Center>: Sure. So, I mean, it’s actually kind of a funny story. The reason is that rituximab and Solu-Medrol don’t have an FDA indication. So actually I had a patient who was doing well on post Solu-Medrol and was a Medicare patient and even though post Solu-Medrol is pretty darn cheap they actually denied payment for the Solu-Medrol.

And since, again I had a sense that Acthar was working in these patients and had the indication. I actually wrote to them and said Acthar is going to cost you a lot more money unless you approve the Solu-Medrol and they didn’t want to approve it. And so we were able to get the patient on Acthar and she has done actually better than she was doing on the Solu-Medrol. I just saw her this week actually.

And the same goes for rituximab. So I was involved in the very large rituximab study which unfortunately is not published yet but has been presented already and although most of us that do a lot of poly and dermatomyositis feel that rituximab is a good treatment option for these patients as you can tell because I’ve used it so often in these patients.

The study did not show that it was any better than placebo and my concern and a lot of people’s concern is that with that, the insurance companies are actually going to make it more difficult to get rituximab paid for. And then in the last two years, we used to use a lot of intravenous gamma globulin for these patients both with poly and dermatomyositis.

But two years ago Medicare actually removed polymyositis as a covered indication for IVIG. So they still allow it for dermatomyositis, but not for polymyositis. So I think again speaking to Steve and Don’s point, there is a real big unmet need and as we know the insurance companies all rely on a labeled indication to make it easy for us to prescribe these drugs and so it’s been nice with Acthar that it does have the label.

<Q – Biren Amin – Jefferies & Co., Inc.>: And I guess just as a follow up to your comments, do you believe that insurers may at some point pushback on your Acthar prescribing. Given that although it does have on-label indication, there is a very limited clinical data available?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah, Biren, this is Steve. Let me take that one. It’s hard to kind of speculate going forward, but what we can base some speculation of what we’ve seen in our other areas, at MS and nephrotic syndrome. With MS, over time, we’ve seen increased requirements with prescribing. We’ve seen a little bit higher PA rate and sometimes you require letters of medical necessity and that kind of thing. But as we – as they add some additional scrutiny over time, we tend to get better and better providing the documentation that’s needed.

In nephrotic syndrome, because there are so few treatment options, we haven’t really seen that yet. We’ve got very good insurance coverage. The fact that it’s on-label is really helping. It’s very, very hard for an insurance company to mandate, use of an off-label drug prior to use of an available on-label drug. So haven’t really seen any issue there. So we can only base what might happen with DM/PM and what we’ve seen in the past and worst case we get a little bit more scrutiny and we just have to provide additional documentation, but we are not sure that may not even happen.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: Remember, there’s no data for any of these other drugs either.

<Q – Biren Amin – Jefferies & Co., Inc.>: Okay.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: They were off-label.

<Q – Biren Amin – Jefferies & Co., Inc.>: Okay, that’s fair. And I guess the question for Don. You conducted the survey across 192 physicians, could you maybe share with us how many patients are treated by these 192 physicians and did you receive feedback on how Acthar would be perceived versus other therapies in the survey?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah, Biren it’s a good question. I don’t know, off the top of my head those specific, 192 docs we’d have to go back and do a calculation for you. But when we extrapolated to the full audience of rheumatologists and neurologists and we came up with a number of 26,000 which is roughly 40% of the total patient population.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: These would have been doctors that have prescribed Acthar. These are just doctors that are prescribing. So you really want to know what portion of the market did those 192 represents.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Yeah, I don’t have an answer for you. We could go back and calculate it but we haven’t done that.

Operator: Thank you. Our next question comes from Jim Molloy of ThinkEquity. Your line is now opened.

<Q – James Molloy – ThinkEquity LLC>: Hey, thanks for taking my question. Dr. Levine I had a question for you. I mean, can you talk a little bit about your experience in coming around to Acthar, the drugs has been around for a while and it has an indication for a while. Can you talk about how you came around to using it and sort of the hurdles you had to get over and how that might apply to your colleagues as Questcor is going up talking to them?

<A – Todd Levine – Banner Good Samaritan Medical Center>: Sure. So my initial exposure to and obviously it was in the multiple sclerosis arena. So I treat a fair number of MS patients and have used Acthar in those patients.

Actually, my first experience outside of MS was treating a condition called vasculitis and that’s another autoimmune disease. It was a patient that had not done well with Solu-Medrol where I was looking for an alternative treatment and sort of had the analogy that I took from MS, which was, if patients don’t respond to Solu-Medrol some of the patients respond to Acthar and tried it on that patient and patient did very well and was impressed with really the lack of side effects in that patient.

Once I’d kind of taken it into vasculitis, then as I started to see a couple of these difficult patients with poly and dermatomyositis, it seemed like a reasonable thing to try. And the surprising thing to me and I think what will be the surprising thing as the sales force goes out there is that the drug has the indication. So it’s kind of an interesting thing to see people say, no, it doesn’t, and then you show them the label and it does.

I think that there is a – there’s a really good acceptance in the people that we’ve talked to so far, Steve mentioned the registry, which I’m helping kind of organize. But because we want it to be a national registry, I really reached out to other doctors. So we’ve got a rheumatologist at UCLA, a neurologist at Harvard, a neurologist in San Francisco, a rheumatologist in Kansas, all in major academic centers that are interested enough in trying to understand how Acthar works in these patients to really come on board as the steering committee for that registry.

So I think people, obviously, would like to see more data. I think the registry is a great way to get more data and we need to do that, but again it’s – people are looking for better and better tolerated immunosuppressive drugs for these patients.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: Jim one thing that’s important here is that Dr. Levine decided to use Acthar without any input from us. In fact, when that first prescription came in, we had to really go look it up. Because we really hadn’t – we were so focused on other things on the label and on nephrotic syndrome and MS at the time, we didn’t really – hadn’t really focused on it.

<Q – James Molloy – ThinkEquity LLC>: Perfect. Well, my follow-up question, then, would be great if – do you guys have the case studies to go or we just have the article to hand out as you go into doctors and trying to say, here’s a new option to try on refractory patients?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Well, that – I mean the key is, we’ll have, obviously, the package insert with the label indication and then now we have some experience in actual live patients in a publication and that will give the reps something to really work with. It’s very analogous to what we did in nephrotic syndrome early on.

Operator: Thank you. Our next question comes from Steve Yoo of Leerink Swann. Your line is now open.

<Q – Steve Yoo – Leerink Swann LLC>: Thanks for taking my question. I was wondering, the 26,000 patients that you point out as your addressable population, do they represent the really refractory patients that are similar to the five patients in the case study or is it just the patients that don’t respond to steroids?

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Well, I think those patients in the case study were – you could probably characterize them to some extent as train wrecks. They had failed basically everything. What we’ve seen in nephrotic syndrome, as an analogy, is that early on those are the types of patients who had been – who were treated with Acthar.

As time has gone on, we’ve seen Acthar being moved up earlier in the treatment spectrum. So now we’re seeing a lot of cases where it’s being used second line or third line, as opposed to fourth or fifth. So those are particularly challenging patients that Dr. Levine treated. And given the fact that we saw some good results there, it could be used there initially and then moved up as time goes on. I would expect that will be the whole – how this scenario plays out over time.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: The other thing that will happen – at least as it happened in MS, because in MS steroids are used and in polymyositis, dermatomyositis, steroids are used, you’ll have patients that are partial responders. And in the beginning, we generally see acceptance for those patients that have no response and gradually over time the partial responders will get the drug. And as Dr. Levine noted, it’s not either/or, he was using the drugs together.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: And the other thing to keep in mind with this condition is unlike MS where you use IV steroids for three to five days, in this particular condition they are on long-term steroid treatment for months or often for a lifetime. So those side effects can build up and Dr. Levine you might want to comment on what you see there too.

<A – Todd Levine – Banner Good Samaritan Medical Center>: Yeah. I think that’s a big difference between the poly and dermatomyositis patients from the MS patients is that in MS patients when you treat the relapse you do it just for five days, maybe sometimes 10 days. These patients require lifetime immunosuppression once they get poly and dermatomyositis.

And so the balance that you have to run in terms of limiting their side effects and all the weight gain, inducing diabetes and osteoporosis that patients get from corticosteroids becomes a long challenge to try to manage in these patients.

So I think even though the four of the five patients that I treated initially really only got the therapy for three months then did better and I was able to kind of minimize their therapy, I think the question will be once this is rolled out in larger numbers and doctors start to use it, how patients do on it for the long term and whether you can get rid of some of their other immunosuppressant drugs with those side effects.

<Q – Steve Yoo – Leerink Swann LLC>: And I was also wondering, how often do you see these patients? Do these patients come in like once every three months, six months, just kind of a feel for that?

<A – Todd Levine – Banner Good Samaritan Medical Center>: You mean like how often do they present for the first time that I’ll see them as a new patient?

<Q – Steve Yoo – Leerink Swann LLC>: As a follow-up, because I’m just wondering, now that this is available and people are thinking about using it, do these patients come in frequently because they are having all these adverse events for prior reasons or do they just come in on a maintenance basis very infrequently?

<A – Todd Levine – Banner Good Samaritan Medical Center>: I think unless somebody is doing particularly poorly, most of them are usually seen about every three months. So again because of the drugs that they are on, they require a lot of monitoring in terms of side effects, both blood tests and physical exams and blood pressure and blood glucose and those kinds of things. So I think probably the furthest out they would be seen is about every three months. Obviously if the patient is doing worse, then you may see them a little bit more frequently.

One of the other interesting points about what I’ve seen with Acthar in these patients is that the response was relatively quick. So when you think about treating with drugs like CellCept, Imuran, cyclosporine, when I start patients on those drugs, I tell them it will take 6 to 12 months before we know if the drug is going to work. Corticosteroids and IVIG tend to work very quickly and Acthar really seems to fall again in the initial patients anyway, it seems to fall within that very quick range. So as you – they know they are better in four to six weeks, you can see them back at 12 weeks and they are clearly better and then you kind of move on from there.

Operator: Thank you. At this time we have only time for one more question from Bernard Horn of Polaris Capital. Your line is now open.

<Q – Bernard Horn – Polaris Capital Management LLC>: Yes, hi, Dr. Levine, just a couple of quick questions, I think one of them may have actually been answered but just maybe you could comment on the peer review process. And I guess, I was curious if any other physicians who are peer reviewers actually had a chance to use this, but it sounds like there was – yours may have been the first prescription for this indication?

And then I’m just wondering if you’ve used ACTH on its own as kind of a first line treatment or without any of these other backup therapies?

<A – Todd Levine – Banner Good Samaritan Medical Center>: So, the answer to the second question is I’ve not used Acthar by itself in any of the patients that I have treated so far.

The peer review process, you never get to know actually who the people are that review the paper. The answer is I don’t know whether they’ve used it or not. My guess is as you said, probably not. I think through the company, I’ve heard that there are now some other doctors that are prescribing it other than myself. So I’m not now the only one.

My funny little story about the peer review process is that the first time the paper was submitted, one of the reviewers actually wrote back and said that, clearly I was misleading the public because I said that Acthar had the indication for poly and dermatomyositis and he knew that it didn’t, which absolutely cracks me up, and I had to actually send back the package insert to the reviewer and say I’d really like you to educate your reviewer and it took me 30 seconds to Google indications for Acthar and find out that this drug does have the indication and rather than imputing my integrity it would have been nice if you do a little bit of research. So it’s interesting.

Again, I think that there is a huge educational opportunity, because even the so-called experts who are reviewing my paper don’t know this drug has the indication. And so they’re not really thinking about it yet and I think as the word gets out, again, they will be both educational and hopefully insightful as we collect the data as part of the registry.

<Q – Bernard Horn – Polaris Capital Management LLC>: So any comments on whether you think ACTH might work on its own?

<A – Todd Levine – Banner Good Samaritan Medical Center>: I don’t know is the good answer. As we kind of heard before, I think, the earlier you use any drug in the treatment algorithm, the more likely it is to work. So if this was the first drug used before corticosteroids, my impression is yes it would probably work better than if it’s the eighth drug used. But when you start on a new therapy, it’s going to fall later in that course.

And then I think as Don pointed out, you go from treating the complete non-responders to the partial responders and then maybe even early in the treatment option. So it’s completely speculative, but I think it would work by itself. I think it will just take a little while before physicians will start to use it that way.

<Q – Bernard Horn – Polaris Capital Management LLC>: Okay. Thanks very much.

Don Bailey

Thanks everybody for calling in. It’s been very helpful to have Dr. Levine here, I want to thank him for taking time to answer your questions. We’ll be certainly eager to report you our progress, although we would – just to set expectations, we would expect a ramp up here in rheumatology to go much slower than we did in either MS or nephrology, because we’re entering the commercial environment much sooner than we did in those cases, so – but we will as we have been with the other – with everything else we do, we’ll be transparent and tell you how it’s going. Thank you very much and goodbye.

Operator: Ladies and gentlemen, this conference will be available for replay after 7:30 P.M. Eastern Standard Time today through June 24, 2012. You may access the replay by dialing 1855-859-2056 or 404-537-3406, and entering the access code 88310576.

Thank you for participating in today’s conference. This concludes today’s program and you may all disconnect. Everyone have a great day.